Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-217753 of our report dated May 5, 2017 (June 12, 2017 as to the effects of the restatement discussed in Note 25 to the combined financial statements), relating to combined financial statements and financial statement schedule of Venator (comprising the combined operations and legal entities of the Pigments & Additives division and certain other operations of Huntsman Corporation) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas

June 30, 2017